EXHIBIT A

JOINT FILING AGREEMENT

(Pursuant to Rule 13d-1(k) of the Securities Exchange Act of 1934)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D/A is filed with the Securities and Exchange Commission jointly with each other as well as by him or her individually on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or her contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or she knows that such information is inaccurate.

Dated: December 28, 2023

/S/ Frank B. Holding, Jr.
Frank B. Holding, Jr.

/S/ Hope H. Bryant
Hope H. Bryant

/S/ Olivia B. Holding
Olivia B. Holding

/S/ Claire H. Bristow
Claire H. Bristow

/S/ Carson H. Brice
Carson H. Brice

/S/ Lewis R. Holding II
Lewis R. Holding II

[Joint Filing Agreement Signature Page - Class B